EXHIBIT 21
SIGNIFICANT ENTITIES OF URECOATS INDUSTRIES INC.

	NAME OF SUBSIDIARY	STATE OF INCORPORATION

1.	RSM TECHNOLOGIES, INC.	USA/FLORIDA

2.	INFINITI PRODUCTS, INC.	USA/FLORIDA